Exhibit 10.3

Amendment No. 1 to
SLC License Agreement

This Amendment No. 1 (this “Amendment”) to the SLC License Agreement (the “License Agreement”) is effective as of July 1, 2010 (“Effective Date”) between Scientific Learning Corporation, a Delaware corporation (“SLC”) and Posit Science Corporation (formerly known as Neuroscience Solutions Corporation, a California corporation (“NSC”). NSC and SLC may be referred to herein individually as a “party” and collectively as the “parties.”

Recitals

A.	SLC and NSC have entered into the SLC License Agreement effective September 30, 2003.

B.	SLC and NSC now wish to amend certain provisions of that Agreement.

Agreement

1.	The introductory paragraph of Section 4.3 of the License Agreement is hereby amended to read in full as follows, effective July 1, 2010:

4.3 Pass-Through Royalty.  In consideration of the rights granted under Section 2.2, NSC shall pay to SLC an additional nonrefundable pass-through royalty (singly, the “Pass-Through Royalty” and together with the Base Royalty, the “Royalties”) equal to four percent (4%) of Net Sales related to Royalty-Bearing Offerings that: (a) are covered by a Third Party Patent; or (b) would constitute, but for the license granted to NSC under Section 2.2, a direct or indirect infringement of any pending or issued claim within a Third Party Patent, including infringement by contributing to or inducing the infringement of others; or (c) would otherwise require SLC to pay the Regents a royalty in accordance with the terms of the UC License as in effect on the Effective Date (“Pass-Through Net Sales”).   The Pass-Through Royalty Rate shall be reduced as provided in the following subsections (i) through (iv) in accordance with the Amendments No. 3 and No. 5 to the UC License:

2.	New subsection (iv) is hereby added to Section 4.3 of the License Agreement, effective as of July 1, 2010, as set forth in full below:

(iv)  As provided by Amendment No. 5 to the UC License, to encourage NSC to make use of the Third Party Patents in their remaining limited term, the Pass-Through Royalty rate will be reduced each calendar year, subject to the following terms.  Effective July 1, 2010 and October 1, 2010, the Pass-Through Royalty rate shall be reduced by a quarter point (0.25%) and effective at the beginning of each calendar quarter thereafter the Pass-Through Royalty rate shall be reduced by one-eighth point (0.125%); provided that (a) the Pass-Through Royalty rate shall not be less than 2.0% and (b) the rate reduction shall occur only if the resulting total Pass-Through Royalty payment for the applicable year-to-date period, together with the royalty paid by SLC to the Regents with respect to the Third Party Patent on SLC’s own net sales for that same period (collectively the “Regents Royalty”) exceeds the Regents Royalty payment for the corresponding prior year period. For clarity, given the current 3.5% royalty rate and assuming no additional reductions under Section 4.3(ii), as long as the Regents Royalty payment increases for each year-to-date period compared to the prior year, the Regents Royalty Rate will step down as follows:

Period:	New Rate:
Q3 2010	3.25%
Q4 2010	3.00%
Q1 2011	2.875%
Q2 2011	2.75%
Q3 2011	2.625%
Q4 2011	2.5%
Q1 2012	2.375%
Q2 2012	2.25%
Q3 2012	2.125%
Q4 2012	2.00%

3.	Section 4.6 (b) of the License Agreement is hereby amended to read in full as follows, effective retroactively to September 30, 2003:

c.  In the event NSC sells a Bundled Offering where it is not paid a fixed price per unit, but is instead paid on the basis of any of (i) the number of people to whom the Bundled Offering will be offered, (ii) the number of people who use the Bundled Offering to a designated milestone, or (iii) a measure of benefit from usage (any of which is hereafter a “Performance Sale”), then, for purposes of computing the Calculated Allocation under this Section 4.6 for a Performance Sale, (A) if a Bundled Offering includes elements for which no List Price has been established (Unpriced Elements),  the denominator of the fraction used in determining the Calculated Allocation shall include only the elements in the Bundled Offering that do have a List Price, provided  that the Bundled Price must include the revenue associated with the Unpriced Elements, and (B) beginning July 1, 2010, in consideration of the post-sale marketing that must be done in connection with a Performance Sale, NSC may include as one of the Non-Royalty Bearing Components of each Performance Sale a marketing allowance equal to twenty percent (20%) of the List Prices of the Royalty Bearing Offerings in the Bundled Offerings that make up that Performance Sale.

4.	New subsection (g) is hereby added to Section 4.6 of the License Agreement, effective as of July 1, 2010, as set forth in full below:

g.  Certain Transactions.  In the event of a new Bundled Offering brought to market after July 1, 2010, in which NSC needs to pay royalties to three or more patent holders because the Bundled Offering uses royalty bearing inventions from a variety of patent holders (the “Holders”), and for which there are not List Prices for each element, Royalties shall be calculated as the Royalty Rate multiplied by the product of (i) Net Sales multiplied by (ii) the Patent Ratio (defined below).  As used herein the “Patent Ratio” means a ratio in which the numerator is one (1) and the denominator is the sum of the Holders, plus, if NSC patents are used, one. For clarity, the parties agree that the Pass-Through Royalty and the base Royalty are each counted as one Holder.

5.
Notwithstanding any other provision of this Amendment No. 1, this Amendment No. 1 shall not enable NSC to recoup or seek a refund or credit with respect to royalties already paid to SLC, on its own behalf or to pass-through to the UC Regents.

6.	Except as expressly amended by this Amendment No. 1, the License Agreement shall remain in full force and effect.

In Witness Whereof, the parties hereto have caused their duly authorized representatives to execute and deliver this Amendment as of the Effective Date.

Scientific Learning Corporation

By:	/s/ D. Andrew Myers
Name: D. Andrew Myers
Title: Chief Executive Officer

Posit Science Corporation

By:	/s/ Steven P. Aldrich
Name: Steven P. Aldrich
Title: Chief Executive Officer